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                                                EXHIBIT 99.2

                     UNION TEXAS PETROLEUM
                              (LETTERHEAD)

NEWS RELEASE

Contact:   Carol L. Cox
	         (713) 968-2714

   UNION TEXAS PETROLEUM AGREES TO PARTICIPATE IN EXPLORATION
                       PROGRAMS IN ITALY

     HOUSTON, FEBRUARY 15, 1995 -- Union Texas Petroleum Holdings, Inc. today announced that its wholly-owned subsidiary, Union
Texas Adriatic Inc., has entered into agreements to acquire interests in three onshore exploration permit areas in southern Italy. The agreements, which are subject to final approval by the Italian government, will enable Union Texas Adriatic to participate in the exploration of the emerging Southern Apennines oil play, situated in the Basilicata region of southern Italy.

     The exploration permits cover a total of approximately 217,000 acres and are located in the geological province that includes the Monte Alpi oil field, which is operated by AGIP Petroleum. Union Texas Adriatic will serve as operator of and have a 42% working interest in the Serra Corneta permit, which encompasses about 29, 150 acres. Union Texas has agreed to acquire the interest in the Serra Corneta permit from Italmin Petroli S.r.l.

     Union Texas Adriatic also has agreed to acquire from LASMO Italia Sud S.p.A. a 33.33% working interest in the Tempa dei Mercanti permit, which covers about 90,000 acres. Union Texas Adriatic has agreed to acquire from LASMO International Limited a 20% working interest in the Forenza permit, which encompasses about 97,560 acres.

     Union Texas said geological reconnaissance and the acquisition of seismic data on the three permit areas are expected to begin in 1995. The company said exploration drilling could commence in 1997 or 1998, depending upon the results of the geological studies and seismic data.

     The Serra Corneta, Tempa dei Mercanti and Forenza permit areas are located in proximity to a proposed oil pipeline, which is planned to be in operation by 1997 and will link oil fields in the area to the port city of Taranto on the Gulf of Taranto.




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     Union Texas also noted that it has filed an application with the Italian government for a fourth exploration permit area situated southeast of the Monte Alpi field and adjacent to the Serra Corneta and Tempa dei Mercanti permit areas.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemicals interests in the U.S.

Background information:
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A map of the Italy permit areas is available by contacting Carol
Cox at 713-968-2714

Following are additional details about the proposed ownership interests and operators of each permit:

    Serra Corneta
    -------------
    Union Texas Adriatic, Inc. (Operator)            42%
    Pict Petroleum plc                               40%
    Italmin Petroli S.r.l.                           18%

    Tempa dei Mercanti
    ------------------
    Union Texas Adriatic, Inc.                    33.33%
    Edison Gas (Operator)                         33.33%
    LASMO Italia Sud S.p.A.                       33.33%

    Forenza
    -------
    Union Texas Adriatic, Inc.                       20%
    LASMO International Limited (Operator)           20%
    Fiat Rimi S.p.A.                                 30%
    Fina Italiana S.p.A.                             15%
    Canada Northwest Italiana S.p.A.                 15%



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